Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form's S‑3 (Nos. 333-185398 and 333-189963), and S‑8 (No. 333-169338) of Access Midstream Partners, L.P. of our report dated February 21, 2014, except for Note 16 for the inclusion of the Guarantor Condensed Consolidated Financial Information which is dated March 3, 2014, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10‑K/A.

/s/ PricewaterhouseCoopers LLP

Tulsa, Oklahoma

March 3, 2014